EMMIS OPERATING COMPANY
CHANGE IN CONTROL SEVERANCE AGREEMENT
THIS EMMIS OPERATING COMPANY CHANGE IN CONTROL SEVERANCE AGREEMENT (the “Agreement”) is entered into, effective MARCH 1, 2019 (the “Effective Date”), by and between EMMIS OPERATING COMPANY, an Indiana corporation (the “Company”), and PATRICK M. WALSH (“Executive”).
W I T N E S S E T H
WHEREAS, Executive is an officer and employee of the Company and also an officer of the Company’s sole shareholder, Emmis Communications Corporation (“Parent”) and that the Company derives a material benefit from compensation to executives that is provided by Parent; and
WHEREAS, as a material inducement to Executive’s continued employment with the Company, Parent and Executive entered into a certain Emmis Operating Company Change in Control Severance Agreement effective September 4, 2011 (the “Existing CIC Agreement”); and
WHEREAS, the Existing CIC Agreement was established by the parties under different circumstances, and the parties have determined to restructure the benefits payable to Executive in the event of a Change in Control; and
WHEREAS, the Company still considers the establishment and maintenance of sound and vital management to be essential to protecting and enhancing the best interests of the Company; and
WHEREAS, the Company still recognizes that, as is the case with many operating subsidiaries of publicly held corporations, the possibility of a change in control may arise and that such possibility may result in the departure or distraction of management personnel to the detriment of the Company; and
WHEREAS, the Company has again determined that it is in the best interests of the Company to secure Executive’s continued services and to ensure Executive’s continued and undivided dedication to Executive’s duties in the event of any threat or occurrence of a “Change in Control” (as defined in Section 1) and that it is in the best interests of the Company to eliminate the unnecessary level of uncertainty due to the potential inability of Parent to perform its obligations under Parent CIC Agreement; and

WHEREAS the Existing CIC Agreement will terminate upon execution of this Agreement in order to ensure Executive does not receive unintended, duplicative benefits in connection with the occurrence of a Change in Control.
NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained, the Company and Executive hereby agree as follows:
1.Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:
(a)    “Affiliate” means, with respect to a specified person, a person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the person specified.
(b)    “Base Salary” means Executive’s gross base salary, regardless of whether payable directly by the Company in cash or stock.
(c)    “Board” means the Board of Directors of Parent. The board of directors of the Company agree to cause the Company to implement any and all directions of the Board hereunder.
(d)    “Bonus Amount” means the target annual (a/k/a fiscal year) bonus amount expressed as a percentage of Executive’s Base Salary in Executive’s employment agreement in effect on the date of Termination of Employment (or if no employment agreement is then in effect for the Executive, the annual target bonus amount for the Executive set forth in the most recent annual bonus plan of the Parent (or if none for the Parent, the Company) immediately preceding the Termination of Employment but in no event less than fifty percent of Base Salary), calculated using the Executive’s base salary in effect on the date of Termination of Employment.
(e)    “Cause” means (i) the willful and continued failure of Executive to perform substantially Executive’s duties with the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness or any such failure subsequent to Executive being delivered a notice of Termination without Cause by the Company or delivering a notice of Termination for Good Reason to the Company) after a written demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive’s duties; provided that Executive has not cured such failure or commenced such performance within 30 days after such demand is given to Executive, or (ii) the willful engaging by Executive in illegal conduct or gross misconduct which is demonstrably and materially injurious to the Company or its Affiliates. For purpose of the preceding sentence, no act or failure to act by Executive shall be considered “willful” unless done or omitted to be done by Executive in bad faith and without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, based upon the advice of counsel for the Company (or upon the instructions of the Company’s chief executive officer or another senior officer of the Company) shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. Cause shall not exist unless and until the Company has delivered to Executive a copy of a resolution duly adopted by three‑quarters (3/4) of the entire Board (excluding Executive if Executive is a Board member) at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board an event set forth in clause (i) or (ii) has occurred and specifying the particulars thereof in detail. The Company must notify Executive of any event constituting Cause within ninety (90) days following the Company’s knowledge of its existence or such event shall not constitute Cause under this Agreement.
(f)    “Change in Control” means any of the following: (i) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than an Affiliate or any employee benefit plan (or any related trust) of Parent or an Affiliate, and other than Jeffrey H. Smulyan or an Affiliate of Mr. Smulyan) (a “Person”) becomes after the date hereof the beneficial owner of 35% or more of either the then outstanding Stock or the combined voting power of the then outstanding voting securities of Parent entitled to vote in the election of directors, except that no Change in Control shall be deemed to have occurred solely by reason of any such acquisition by a corporation with respect to which, after such acquisition, more than 50% of both the then outstanding common shares of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote in the election of directors are then beneficially owned, directly or indirectly, by the persons who were the beneficial owners of the Stock and voting securities of Parent immediately before such acquisition in substantially the same proportion as their ownership, immediately before such acquisition, of the outstanding Stock and the combined voting power of the then outstanding voting securities of Parent entitled to vote in the election of directors; (ii) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason within any twelve month period to constitute at least a majority of the Board; provided that any individual who becomes a director after the Effective Date whose election, or nomination for election by Parent’s shareholders, was approved by a vote or written consent of at least two-thirds of the directors then comprising the Incumbent Directors shall be considered as though such individual were an Incumbent Director, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Parent (as such terms are used in Rule 14a-11 under the Exchange Act); (iii) the consummation of (A) a merger, reorganization or consolidation with respect to which the individuals and entities who were the respective beneficial owners of the Stock and voting securities of Parent immediately before such merger, reorganization or consolidation do not, after such merger, reorganization or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding common shares and the combined voting power of the then outstanding voting securities entitled to vote in the election of directors of the corporation resulting from such merger, reorganization or consolidation, or

(B) the sale or other disposition (or series of sales and/or other dispositions over time resulting in a sale and/or other disposition) of all or substantially all of the assets of the Company or Parent to any Person or Persons as part of the Company’s or Parent’s plan to sell or otherwise dispose of all or substantially all of such assets; (iv) the approval by the shareholders of the Company or Parent of a liquidation or dissolution of the Company or Parent, other than a liquidation or dissolution of the Company into Parent under which Parent assumes all obligations of Company under this Agreement; (v) Parent ceasing to own at least a majority of the common stock of the Company, unless the Company is merged, liquidated or dissolved into Parent; or (vi) such other event(s) or circumstance(s) as are determined by the Board to constitute a Change in Control. Notwithstanding the foregoing provisions of this definition, a Change in Control shall be deemed not to have occurred with respect to Executive, if Executive is, by written agreement entered into prior to such Change in Control, a participant on Executive’s own behalf in a transaction in which the persons with whom Executive has the written agreement (and/or their Affiliates) Acquire Parent (as defined below) and, pursuant to the written agreement, Executive has (or has the right to acquire) an equity interest in the resulting entity.
Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person acquires beneficial ownership of more than 35% of the then outstanding Stock as a result of the acquisition of the Stock by Parent which reduces the number of shares of Stock outstanding; provided, that if after such acquisition by Parent such person becomes the beneficial owner of additional Stock that increases the percentage of outstanding Stock beneficially owned by such person, a Change in Control shall then occur.
For the purposes of this definition, “Acquire Parent” means the acquisition of beneficial ownership by purchase, merger, or otherwise, of either more than 50% of the Stock (such percentage to be computed in accordance with Rule 13d-3(d)(1)(i) of the SEC under the Exchange Act) or substantially all of the assets of Parent or its successors; “person” means such term as used in Rule 13d-5 of the SEC under the Exchange Act; “beneficial owner” means such term as defined in Rule 13d-3 of the SEC under the Exchange Act; and “group” means such term as defined in Section 13(d) of the Exchange Act.
Notwithstanding anything to the contrary contained in this Agreement, a Change in Control shall be deemed not to have occurred if, immediately following the transaction or transactions described in the definition of Change in Control: (i) Jeffrey H. Smulyan is Chairman of the Board or Chief Executive Officer of Parent or any successor thereto (collectively, “Successor”); or (ii) Jeffrey H. Smulyan retains the ability to vote at least fifty percent (50%) of all classes of stock of Parent or any Successor; or (iii) Jeffrey H. Smulyan retains the ability to elect a majority of the Board or any Successor.
(g)    “Code” means the Internal Revenue Code of 1986, as amended, and regulations and rulings thereunder. References to a particular section of the Code shall include references to successor provisions.

(h)    “Date of Termination” means the effective date of the Termination of Executive’s Employment.
(i)    “Disability” means Termination of Executive’s Employment by the Company (A) on account of Executive’s disability or incapacity in accordance with Executive’s written employment agreement with the Company, if such agreement contains provisions relating to Termination of Employment for disability or incapacity, or (B) except as provided in clause (A), on account of Executive’s disability or incapacity in accordance with the Company’s policies applicable to salaried employees without a written employment agreement, as in effect immediately before the Change in Control.
(j)     “Exchange Act” means the Securities Exchange Act of 1934, as amended. References to a particular section of, or rule under, the Exchange Act shall include references to successor provisions.
(k)    “Good Reason” means, without Executive’s express written consent, the occurrence of any of the following events after a Change in Control:
(i)    a material diminution in Executive’s authority, duties, or responsibilities; provided, however, Good Reason shall not be deemed to occur upon a change in duties or responsibilities (other than reporting responsibilities) that is solely and directly a result of Parent no longer being a publicly traded entity that does not involve another event described in this Subsection (k);
(ii)    a material breach by the Company or an Affiliate of the Company of this Agreement or an employment agreement to which the Executive and the Company or an Affiliate of the Company are parties;
(iii)    a material reduction by the Company in Executive’s rate of annual Base Salary, as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter (with a reduction or series of reductions exceeding 5% of Base Salary being deemed material);
(iv)    any requirement of the Company that Executive (A) be based anywhere more than thirty-five (35) miles from the office where Executive is based at the time of the Change in Control, if such relocation increases Executive’s commute by more than twenty (20) miles each way, or (B) travel on Company business to an extent materially greater than the travel obligations of Executive immediately prior to such Change in Control;
(v)    the failure of the Company to obtain the assumption and, if applicable, guarantee, agreement from any successor (and parent corporation) as contemplated in Section 9(b).
Notwithstanding the preceding, an event described above shall not be considered an event of Good Reason, unless the Executive provides notice to the Company of the existence of such event of Good Reason within ninety (90) days after its first occurrence and the Company fails to cure such event within thirty (30) days after receiving Executive’s notice. Executive’s right to Terminate Employment for Good Reason shall not be affected by Executive’s incapacity due to mental or physical illness, and Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason; provided, however, that Executive must Terminate Employment within ninety (90) days following the end of the thirty (30) day cure period specified above, or such event shall not constitute a termination for Good Reason under this Agreement.

(l)    “Qualifying Termination” means a Termination of Executive’s Employment (i) by the Company other than for Cause or (ii) by Executive for Good Reason. Termination of Executive’s employment on account of death, Disability, or Retirement shall not be treated as a Qualifying Termination.
(m)    “Retirement” means Executive’s Termination of Employment by reason of retirement (not including any mandatory early retirement) in accordance with the Company’s retirement policy generally applicable to its salaried employees, as in effect immediately prior to the Change in Control, or in accordance with any retirement arrangement established with respect to Executive with Executive’s written consent; provided, however, that under no circumstances shall a resignation with Good Reason be deemed a Retirement.
(n)    “SEC” means the Securities and Exchange Commission.
(o)    “Stock” means the Class A Common Stock and the Class B Common Stock of Parent, par value $.01 per share.
(p)    “Termination of Employment”, “Terminates Employment”, or any variation thereof means Executive’s separation from service within the meaning of Code Section 409A(a)(2)(A)(i).
(q)    “Termination Period” means the period of time beginning with any Change in Control and ending two (2) years following such Change in Control. Notwithstanding anything in this Agreement to the contrary, if (i) Executive’s Employment is Terminated prior to a Change in Control for reasons that would have constituted a Qualifying Termination if they had occurred following a Change in Control; (ii) Executive reasonably demonstrates that such termination (or Good Reason event) was at the request of a Person who had indicated an intention or taken steps reasonably calculated to effect a Change in Control, or was otherwise made in connection with a Change in Control involving such third party or an Affiliate of such third party; and (iii) a Change in Control involving such third party or an Affiliate of such third party (or a party competing with such third party to effectuate a Change in Control) does occur, then for purposes of this Agreement, the date immediately prior to the date of such Termination of Employment or event constituting Good Reason shall be treated as a Change in Control. For purposes of determining the timing of payments and benefits to Executive under Section 4, the date of the actual Change in Control shall be treated as Executive’s Date of Termination under Section l(h).

2.    Obligation of Executive. In the event of a tender or exchange offer, proxy contest, or the execution of any agreement which, if consummated, would constitute a Change in Control, Executive agrees not to voluntarily leave the employ of the Company, other than as a result of Disability, Retirement or an event which would constitute Good Reason if a Change in Control had occurred, until the Change in Control occurs or, if earlier, such tender or exchange offer, proxy contest, or agreement is terminated or abandoned.
3.    Term of Agreement. This Agreement shall be effective on the date hereof and shall continue in effect until the Company shall have given three (3) years’ written notice of cancellation; provided, that, notwithstanding the delivery of any such notice, this Agreement shall continue in effect for a period of two (2) years after a Change in Control, if such Change in Control shall have occurred during the term of this Agreement. Moreover, if Executive is party to a written employment agreement with the Company at the time of a Change in Control, and such agreement would otherwise expire during the Termination Period, then, upon the occurrence of such Change in Control, the term of such agreement shall automatically be extended to the end of the Termination Period or, if earlier, the date on which Executive Terminates Employment other than for Good Reason. Notwithstanding anything in this Section to the contrary, except as provided in the second sentence of Section 1(q), this Agreement shall terminate if Executive or the Company Terminates Executive’s Employment prior to a Change in Control.
4.    Payments Upon Termination of Employment.
(a)    Qualifying Termination - Severance. If during the Termination Period, the Employment of Executive shall Terminate pursuant to a Qualifying Termination, the Company shall provide to Executive:
(i)    within ten (10) days following the Date of Termination a lump-sum cash amount equal to the sum of (A) Executive’s Base Salary through the Date of Termination and any bonus amounts which have become payable, to the extent not theretofore paid or deferred, (B) an amount equal to the Bonus Amount, multiplied by a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is three hundred sixty-five (365); provided, however, that if a majority of the Board consists of Incumbent Directors at the time of this calculation, the Company or Parent may pay such other amount as determined by a majority of the Incumbent Directors in their reasonable discretion taking into account the Company’s, Parent’s and/or Executive’s performance under any annual bonus plan then in effect, (C) any accrued vacation pay, in each case to the extent not theretofore paid, and (D) an amount equal to any retention or completion bonus set forth in Executive’s employment agreement, multiplied by a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is three hundred sixty-five (365), with the Date of Termination used as the measurement date to determine whether any performance targets attributable to such bonus have been met; plus
(ii)    within ten (10) days following the Date of Termination, a lump-sum cash amount equal to (i) one and one-half (1.5) times Executive’s highest annual rate of Base Salary during the 36-month period immediately prior to Executive’s Date of Termination plus (ii) one and one-half (1.5) times Executive’s Bonus Amount.
(b)    Qualifying Termination - Benefits. If during the Termination Period, the Employment of Executive shall Terminate pursuant to a Qualifying Termination, the Company shall:
(i)    for a period of two (2) years following Executive’s Date of Termination, continue to provide Executive (and Executive’s dependents, if applicable) with the same level of accident and life insurance benefits upon substantially the same terms and conditions (including contributions required by Executive for such benefits) as existed immediately prior to Executive’s Date of Termination (or, if more favorable to Executive, as such benefits and terms and conditions existed immediately prior to the Change in Control); provided, that, if Executive cannot continue to participate in the Company plans providing such benefits, the Company shall otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted;
(ii)    for the period beginning on Executive’s Date of Termination and continuing for up to 18 months thereafter, reimburse Executive for COBRA premiums paid by Executive for continuation coverage for Executive (and Executive’s dependents, if applicable) under the Company’s medical and dental benefits plan, with such reimbursement being taxable to Executive (any reimbursement required by this paragraph (ii) may be accomplished by the Company’s direct payment of such premium, with such payment taxable to Executive, or by Company reimbursing Executive for such premium within thirty (30) days after Executive’ s payment thereof);
(iii)    for the period beginning after the eighteenth month after Executive’s Date of Termination and ending 24 months after Executive’s Date of Termination, reimburse Executive for the cost of purchasing coverage substantially similar to that purchased under the Company’s medical and dental benefits plan pursuant to paragraph (ii) above (with no additional pre-existing condition exclusion), with such reimbursement being taxable to Executive (any reimbursement required by this paragraph (iii) may be accomplished by the Company’s direct payment of such premium, with such payment taxable to Executive, or by Company reimbursing Executive for such premium within thirty (30) days after Executive’ s payment thereof);

Notwithstanding the foregoing, (A) in the event Executive (or, if applicable, any of Executive’s dependents) becomes ineligible for COBRA continuation coverage during the first 18 months following Executive’s Date of Termination, such person shall not be eligible for further coverage under paragraph (ii) or (iii), and (B) subject to the limitations in clause (A), in the event Executive becomes employed by another employer and becomes eligible to receive welfare benefits from such employer, the welfare benefits described in paragraphs (i) through (iii) shall be secondary to such benefits during the period of Executive’s eligibility, but only to the extent that the Company reimburses Executive for any increased cost and provides any additional benefits necessary to give Executive the benefits provided hereunder;
(iv)    for two years following the Executive’s Date of Termination (or such shorter period ending upon the subsequent employment of Executive at a level of service commensurate with Executive’s positions with the Company on the Date of Termination), provide outplacement services for Executive from a provider selected by the Company and at the Company’s expense;
(v)    make such additional payments and provide such additional benefits to Executive as the Company and Executive may agree in writing, or to which Executive may be entitled under the compensation and benefit plans, policies, and arrangements of the Company.
(c)    Nonqualifying Termination. If during the Termination Period the Employment of Executive shall Terminate other than by reason of a Qualifying Termination, the Company shall pay to Executive within thirty (30) days following the Date of Termination, a lump-sum cash amount equal to the sum of Executive’s Base Salary through the Date of Termination and any bonus amounts which have become payable, to the extent not theretofore paid or deferred, and any accrued vacation pay, to the extent not theretofore paid. The Company may make such additional payments and provide such additional benefits to Executive as the Company and Executive may agree in writing, and the Company shall provide Executive with those payments and benefits to which Executive may be entitled under the compensation and benefit plans, policies, and arrangements of the Company or any employment agreement with the Company or an Affiliate of the Company.
(d)    Stock Rights. If during the Termination Period, the Employment of Executive shall Terminate by reason of a Qualifying Termination, all restricted Stock and all options, stock appreciation rights, and/or other stock rights held by Executive with respect to Stock that are exempt from Section 409A (“Stock Rights”) which are not fully vested (and exercisable, if applicable) shall become fully vested and exercisable as of such Termination of Employment.
5.    Section 280G.
(a)    Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to the Executive or for the

Executive's benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this Section 5 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Executive of the Covered Payments after payment, directly or indirectly, by Executive of the Excise Tax to (ii) the Net Benefit to the Executive if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Unless the amount calculated under (i) above is 2% greater than the amount under (ii) above, the Covered Payments will be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”). “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes.
(b)    The Covered Payments shall be reduced, if at all, in a manner that maximizes the Executive's economic position. In applying this principle, the reduction, if any, shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.
(c)     Any determination required under this Section 5 shall be made in writing in good faith by the accounting firm that was the Company's independent auditor immediately before the Change in Control or another nationally recognized accounting firm selected by the Company and reasonably acceptable to Executive if such independent auditor is unable or unwilling to make such determination (the “Accountants”), which shall provide detailed supporting calculations to the Company and the Executive as requested by the Company or the Executive. The Company and the Executive shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5. For purposes of making the calculations and determinations required by this Section 5, the Accountants may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Accountants’ determinations shall be final and binding on the Company and the Executive. The Company shall be responsible for all fees and expenses incurred by the Accountants in connection with the calculations required by this Section 5.
(d)    It is possible that after the determinations and selections made pursuant to this Section 5 the Executive will receive Covered Payments that are in the aggregate more than the amount provided under this Section 5 (“Overpayment”) or less than the amount provided under this Section 5 (“Underpayment”).
(i)    In the event that: (A) the Accountants determine, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Executive which the Accountants believe has a high probability of success, that an Overpayment has been made or (B) it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved that an Overpayment has been made, then the Executive shall pay any such Overpayment to the Company.
(ii)     In the event that: (A) the Accountants, based upon controlling precedent or substantial authority, determine that an Underpayment has occurred or (B) a court of competent jurisdiction determines that an Underpayment has occurred, any such Underpayment will be paid promptly by the Company to or for the benefit of the Executive.
6.    Withholding Taxes. The Company may withhold from all payments due to Executive (or Executive’s beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom. In the case of the withholding of an Excise Tax, such withholding shall be consistent with any determination made under Section 5.
7.    Reimbursement of Expenses. If any contest or dispute shall arise under this Agreement involving termination of Executive’s employment with the Company or involving the failure or refusal of the Company and/or Parent to perform fully in accordance with the terms hereof, the Company shall reimburse Executive, on a current basis, for all reasonable legal fees and expenses, if any, incurred by Executive in connection with such contest or dispute (regardless of the result thereof); provided, however, Executive shall be required to repay any such amounts to the Company to the extent that a court or an arbitration panel issues a final order from which no appeal can be taken, or with respect to which the time period to appeal has expired, setting forth that Executive has not wholly or partially prevailed on at least one material issue in dispute. The amount of expenses eligible for reimbursement in one year pursuant to this Section shall not affect the amount of expenses eligible for reimbursement in any following year. Under no circumstances shall the Company’s reimbursement for expenses incurred in a calendar year be made later than the end of the next following calendar year; provided, however, this requirement shall not alter the Company’s obligation to reimburse Executive for eligible expenses on a current basis.
8.    Scope of Agreement. Nothing in this Agreement shall be deemed to entitle Executive to continued employment with the Company or any Affiliate of the Company, and if Executive’s employment with the Company shall terminate prior to a Change in Control, Executive shall have no further rights under this Agreement (except as otherwise provided hereunder); provided, however, that any Termination of Executive’s Employment during the Termination Period shall be subject to all of the provisions of this Agreement.
9.    Successors; Binding Agreement.
(a)    This Agreement shall not be terminated by any merger, consolidation, statutory share exchange, sale of substantially all the assets or similar form of corporate transaction involving the Company that constitutes a Change in Control (a “Business Combination”). In the event of any Business Combination, the provisions of this Agreement shall be binding upon the surviving corporation, and such surviving corporation shall be treated as the Company (and, if applicable, the Parent) hereunder. For purposes of clarity only, a corporation acquiring substantially all of the assets of the Company shall be a “surviving corporation” for purposes of the preceding sentence.
(b)    The Company agrees that in connection with any Business Combination, it will cause any successor entity to the Company unconditionally to assume (and for any parent corporation in such Business Combination to guarantee), by written instrument delivered to Executive (or Executive’s beneficiary or estate), all of the obligations of the Company and Parent hereunder. Failure of the Company to obtain such assumption and guarantee prior to the effectiveness of any such Business Combination that constitutes a Change in Control, shall be a breach of this Agreement and shall constitute Good Reason hereunder, with the event of Good Reason occurring on the date on which such Business Combination becomes effective.
(c)    This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive shall die while any amounts would be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no person is so appointed, to Executive’s estate.
10.    Notice. (a)  For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when actually received or, if mailed, three days after mailing by registered or certified mail, return receipt requested, or one business day after mailing by a nationally recognized express mail delivery service with instructions for next-day delivery, addressed as follows:
If to the Executive, to the Executive’s principal residence as reflected in the records of the Company.
If to the Company or Parent:

Emmis Operating Company
40 Monument Circle
Suite 700
Indianapolis, Indiana 46204
Attn.: Legal Department

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
(b)    A written notice of Executive’s Date of Termination by the Company or Executive, as the case may be, to the other, shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination of Executive’s Employment under the provision so indicated and (iii) specify the termination date (which date shall be not less than fifteen (15) (thirty (30), if termination is by the Company for Disability) nor more than sixty (60) days after the giving of such notice). The failure by Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company hereunder or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.
11.    Full Settlement; Resolution of Disputes.
(a)    The Company’s obligation to make any payments and provide any benefits pursuant to this Agreement and otherwise to perform its obligations hereunder shall be in lieu and in full settlement of all other payments to Executive under any other severance or employment agreement between Executive and the Company, and any severance plan of the Company; provided, however, that if any such other agreement or plan would provide Executive with a greater payment or more or longer benefits in respect of any particular item described hereunder (e.g., severance, welfare benefits), then Executive shall receive such particular item of payment and/or benefit pursuant to such other agreement or plan, in lieu of receiving that particular item pursuant to this Agreement. The Company’s obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable and benefits provided to Executive under any of the provisions of this Agreement and, except as provided in Section 4(b), such amounts shall not be reduced whether or not Executive obtains other employment. The parties agree that any controversy or claim of either party hereto arising out of or in any way relating to this Agreement, or breach thereof, shall be settled by final and binding arbitration in Indianapolis, Indiana by three arbitrators in accordance with the applicable rules of the American Arbitration Association, and that judgment upon any award rendered may be entered by the prevailing party in any court having jurisdiction thereof. The Company shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section.
(b)    As a condition to receiving any benefits under this Agreement following a Qualifying Termination during the Termination Period, Executive shall execute a severance agreement (the “Severance Agreement”) in form and substance attached hereto as Exhibit A (as reasonably modified to reflect changes in laws and the applicable state in which Executive is employed at such time) and such Severance Agreement becoming effective and irrevocable within 60 days following such Qualifying Termination. The Company shall use its commercially reasonable, best efforts to deliver such Severance Agreement to Executive within fifteen (15) days after such Qualifying Termination.
12.    Employment by Affiliates of the Company. Employment by the Company for purposes of this Agreement shall include employment by any Affiliate of the Company.
13.    Survival. The respective obligations and benefits afforded to the Company and Executive as provided in Sections 4 (to the extent that payments or benefits are owed as a result of a Termination of Employment that occurs during the term of this Agreement), 5 (to the extent that Payments are made to Executive as a result of a Change in Control that occurs during the term of this Agreement), 6, 7, 9, 10 11, 12, 13, 14, 15, 16, and 17 shall survive the termination of this Agreement.
14.    GOVERNING LAW; VALIDITY. THE INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF INDIANA WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF, OF SUCH PRINCIPLES OF ANY OTHER JURISDICTION WHICH COULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF INDIANA. THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION OF THIS AGREEMENT SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISION OF THIS AGREEMENT, WHICH OTHER PROVISIONS SHALL REMAIN IN FULL FORCE AND EFFECT.
15.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.
16.    Miscellaneous. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right Executive or the Company may have hereunder, including, without limitation, the right of Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Except as otherwise specifically provided herein, the rights of, and benefits payable to, Executive, Executive’s estate or Executive’s beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, Executive, Executive’s estate or Executive’s beneficiaries under any other employee benefit plan or compensation program of the Company.
17.    Section 409A.
(a)    The Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and administered in accordance with Section 409A of the Code. Notwithstanding any other provision of the Agreement, payments provided under the Agreement may only be made upon an event and in a manner that complies with Section 409A of the Code or an applicable exemption. Any payments under the Agreement that may be excluded from Section 409A of the Code either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A of the Code to the maximum extent possible and the Company shall use its commercially reasonable best efforts to structure and make payments to comply with any applicable exclusions. For purposes of Section 409A of the Code, each installment or aspect of payment provided under the Agreement shall be treated as a separate payment. Any payments to be made under the Agreement upon a Termination of Employment shall only be made upon a "separation from service" under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A of the Code.
(b)    Notwithstanding any other provision of the Agreement , if any payment or benefit provided to Executive in connection with Executive’s Qualifying Termination is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A of the Code and the Executive is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i) of the Code, then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Qualifying Termination or, if earlier, on the Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which the Participant's separation from service occurs shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. Notwithstanding any other provision of the Agreement, if any payment or benefit is conditioned on the Executive’s execution of a Severance Agreement, the first payment shall include all amounts that would otherwise have been paid to the Executive during the period beginning on the date of the Qualifying Termination and ending on the payment date if no delay had been imposed. Notwithstanding any other provision of the Agreement , if a Qualifying Termination occurs during the two year period before the first occurrence of a Change in Control, reimbursement for benefits under Section 4(b) shall not begin until after the Change in Control occurs and the first such reimbursement shall include all amounts that would otherwise have been paid to the Executive during the period beginning on the date the Executive’s Employment Terminates and ending on the payment date if no delay had been imposed.
(c)    To the extent required by Section 409A of the Code, each reimbursement or in-kind benefit provided under the Agreement shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (ii) any right to reimbursements or in-kind benefits under the Agreement shall not be subject to liquidation or exchange for another benefit.
18.    Termination of Existing CIC Agreement; Replacement. The Existing CIC Agreement is hereby terminated and replaced in its entirely by this Agreement; and the Existing CIC Agreement shall be of no further force and effect.
[signatures appear on the following page(s)]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and Executive has executed this Agreement as of the day and year first above written.
EMMIS OPERATING COMPANY

By:    /s/ Jeffrey H. Smulyan
Title: CEO
Date: March 5, 2019

EXECUTIVE

/s/ Patrick M. Walsh
Date: March 5, 2019

Parent hereby acknowledges and agrees to perform all of its obligations hereunder, including without limitation obligations with respect to the Board hereunder and with respect to Stock and all options, stock appreciation rights, and/or other stock rights held by Executive; and (ii) termination of the Existing CIC Agreement.
EMMIS COMMUNICATIONS CORPORATION

By:    /s/ Jeffrey H. Smulyan
Title: CEO
Date: March 5, 2019

Exhibit A
SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (“Agreement”) is made and entered into between                  (“Employee”) and [INSERT NAME OF COMPANY TERMINATING EMPLOYMENT] (together with all of its affiliates, collectively, the “Company”). In consideration of the mutual promises contained in this Agreement, it is agreed as follows:

1.    Termination of Employment. Employee’s employment with the Company terminated effective                 .

2.    Severance Benefits. Upon the effective date of this Agreement, as set forth in paragraph 5 below (“Effective Date”), the Company shall provide Employee the following severance benefits outlined in that certain Emmis Operating Company

Change In Control Severance Agreement between Employee, Emmis Operating Company and Emmis Communications Corporation (the “CIC Agreement”), which CIC Agreement is incorporated in this Agreement by reference.

3.    Complete Release by Employee. Employee hereby releases and forever discharges the Company and all of its parents, subsidiaries, affiliates (including without limitation Emmis Communications Corporation), insurers, employee benefit and welfare benefit programs and plans (including without limitation administrators, trustees, fiduciaries and insurers of such programs and plans), predecessors, successors and assigns, and all of their respective present and former partners, officers, directors, shareholders, agents, independent contractors, employees, representatives, and attorneys, in their representative as well as their individual capacities, from any and all claims, demands, damages, costs, expenses, and causes of action of any kind or nature, whether known or unknown, including, without limitation, any claims alleging violation or breach of any federal, state, or local constitution, statute, regulation, ordinance, or common law, and/or breach of any contract. Employee’s release of claims includes specifically, without limitation, the following: (a) any claims of age discrimination under the Age Discrimination in Employment Act (“ADEA”) (including without limitation the Older Workers Benefit Protection Act), (b) any claims under any state statutory or decisional law pertaining to wrongful discharge, discrimination, retaliation, breach of contract, breach of public policy, misrepresentation, fraud or defamation, (c) any and all claims under the [INSERT RELEVANT STATE LAWS], the Indiana Civil Rights Law, Indiana Wage Payment Statute, Indiana Wage Claims Statute, Indiana wage payment laws, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Family and Medical Leave Act and the Americans With Disabilities Act, and (d) any claims that Employee has or may have on account of or arising out of or in any way related to (i) Employee’s

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employment with the Company, (ii) the termination of Employee’s employment with the Company, (iii) Employee’s existing or potential entitlement under any employee benefit or welfare benefit programs or plans of the Company and/or (iv) any and all matters, transactions or things occurring prior to Employee’s execution of this Agreement.

4.    Additional Acknowledgments, Covenants and Agreements by Employee. Employee further acknowledges, covenants, and agrees that:

a.    Employee has received all compensation and benefits Employee was or will be entitled to by virtue of Employee’s employment with the Company, except for the severance and other benefits to be provided by the Company pursuant to the CIC Agreement;

b.    Employee has been advised and encouraged to seek legal counsel before signing this Agreement, Employee was given 21 days within which to consider this Agreement before Employee signed it, and in executing this Agreement, Employee does not rely upon and has not relied upon any representation or statement with regard to the subject matter, basis or effect of this Agreement, other than those specifically stated in this Agreement;

c.    Employee has read and understands this Agreement and executes it voluntarily and of Employee’s own free will;

d.    Employee’s execution of this Agreement is in consideration of something of value to which Employee would not otherwise be entitled.

5.    Effective Date of Agreement. This Agreement shall not become effective until it has been fully executed by both parties, but no earlier than the eighth day after Employee signs it. During the seven-day period immediately following the date of Employee’s execution of this Agreement, Employee shall be entitled to revoke it by putting the revocation in writing and delivering it to [INSERT RELEVANT CONTACT INFORMATION], by hand delivery or certified mail, return receipt requested, within seven calendar days of the date on which Employee signs the Agreement. If Employee delivers the revocation by mail, it must be postmarked within seven calendar days of the date Employee executes the Agreement.

6.    No Admission on Part of the Company.  It is understood and agreed by the parties that this Agreement does not constitute an admission by the Company that it has violated any statute or law, committed any unlawful act or breached any contract. It is also understood and agreed by the parties that this Agreement is entered into solely for the purpose of compromise in an effort to fully resolve all matters relating in any way to Employee’s employment with the Company and/or the termination of Employee’s employment with the Company.

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7.    Non-Interference with EEOC Rights. Nothing in this Agreement (including without limitation any release of claims, non-disclosure, non-disparagement, or cooperation provision) shall prohibit or restrict Employee from (a) filing a charge or complaint (including without limitation a charge or complaint alleging an ADEA violation) with, communicating with, or participating in any investigation by, the Equal Employment Opportunity Commission, or any similar state or local administrative agency or (b) challenging the validity of the waiver and release of any claim that Employee may have under the ADEA. Employee acknowledges and agrees, however, that in the event Employee files such a charge or complaint, Employee waives any right to recover any monetary damages or any other individual relief.

8.    Miscellaneous Terms and Conditions.

a.    This Agreement sets forth the entire agreement between the parties with respect to the subject matter of this Agreement and fully supersedes all prior negotiations, representations and agreements, whether written or oral, between the parties with respect to the subject matter of this Agreement; provided, however, that this Agreement does not supersede, amend or modify any confidentiality, non-disclosure and/or non-competition agreements between the Employee and the Company which all remain in full force and effect.

b.    The terms and conditions of this Agreement shall extend to, be binding upon and inure to the benefit of the heirs, administrators, representatives, executors, successors and assigns of the parties.

c.    If any term or condition of this Agreement is applied to either party or to any circumstance that is adjudged to be illegal, invalid or inoperable, that illegality, invalidity or inoperability shall not affect the remainder of the Agreement, its validity or enforceability.

d.    If Employee does not execute this Agreement and deliver it to the Company on or before sixty (60) days after the date this Agreement is delivered to employee by Company, it shall be voidable at the sole option of the Company. Each party has had an ample opportunity to make suggestions or changes to the terms and conditions in this Agreement. The terms and conditions of all parts of this Agreement shall in all cases be construed as a whole, according to their fair meaning, and not strictly for or against any drafter.

e.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly and properly executed.

READ ENTIRE AGREEMENT CAREFULLY BEFORE SIGNING

[INSERT NAME OF EMPLOYER]

Date:_________________	_____________________________________________
Signature

_____________________________________________
Printed Name and Title

"Employee"

Date:_________________	_____________________________________________
Signature

_____________________________________________
Printed Name and Title

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